Exhibit 99.1

FOR IMMEDIATE RELEASE

Portman Ridge Finance Corporation

Announces Fourth Quarter and Full Year 2023 Financial Results

Reports Strong Year-Over-Year Performance with Total Investment Income of $76.3 Million, an Increase of 9.6% and Net Investment Income of $34.8 Million

Continued Share Repurchase Program for a Total of $4.4 Million During Full Year 2023

Announces Quarterly Distribution of $0.69 Per Share in the First Quarter of 2024

NEW YORK, March 13, 2024 – Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company” or “Portman Ridge”) announced today its financial results for the fourth quarter and full year ended December 31, 2023.

Full Year 2023 Milestones

•	Total investment income was $76.3 million, an increase of 9.6% as compared to full year 2022.

•	Net investment income (“NII”) was $34.8 million ($3.66 per share).

•	Core investment income, excluding the impact of purchase price accounting, was $74.5 million, an increase of 16.1% as compared to full year 2022.

•

Total shares repurchased in open market transactions under the Renewed Stock Repurchase Program during the year ended December 31, 2023, were 224,933 at an aggregate cost of approximately $4.4 million. This compares to 167,017 shares repurchased during the year ended December 31, 2022 at an aggregate cost of approximately $3.8 million.

•	Total stockholder distributions for 2023 amount to $2.75 per share.

Fourth Quarter 2023 Highlights

•

Total investment income for the fourth quarter of 2023 was $17.8 million, a decrease of $0.8 million as compared to $18.6 million for the fourth quarter of 2022 and a decrease of $0.8 million as compared to $18.6 million for the third quarter of 2023.

•

Core investment income[1], excluding the impact of purchase price accounting, for the fourth quarter of 2023 was $17.7 million, unchanged from the fourth quarter of 2022 and a decrease of $0.6 million as compared to $18.3 million for the third quarter of 2023.

•

Net investment income (“NII”) for the fourth quarter of 2023 was $11.2 million ($1.19 per share), an increase of $4.1 million as compared to $7.1 million ($0.74 per share) for the fourth quarter of 2022 and an increase of $4.0 million as compared to $7.2 million ($0.75 per share) for the third quarter of 2023. The increase in NII in the fourth quarter of 2023 was the result of a one-time expense reimbursement from the Company’s investment adviser.

•

Net asset value (“NAV”) as of December 31, 2023, was $213.5 million ($22.76 per share). This compares to NAV of $214.8 million ($22.65 per share) for the third quarter of 2023. The increase in NAV per share, despite a decrease in total NAV, was due to the accretive nature of the share repurchase program to NAV per share.

•

Total shares repurchased in open market transactions under the Renewed Stock Repurchase Program during the quarter ended December 31, 2023, were 101,680 shares at an aggregate cost of approximately $1.8 million.

Subsequent Events

•

Declared stockholder distribution of $0.69 per share for the first quarter of 2024, payable on April 2, 2024 to stockholders of record at the close of business on March 25, 2023. This represents a $0.01 per share increase from the first quarter of 2023.

•

On March 11, 2024, the Company’s board of directors authorized a renewed stock repurchase program of up to $10 million for an approximately one-year period, effective March 11, 2024 and terminating on March 31, 2025. The renewed stock repurchase program has substantially the same terms as the prior program.

Management Commentary

Ted Goldthorpe, Chief Executive Officer of Portman Ridge, stated, “We are pleased to announce another strong year of financial performance for Portman Ridge, as we saw a 9.6% increase in total investment income and a 16.1% increase in core investment income as compared to the previous year. These milestones are a testament to the continued positive momentum we are seeing across our platform, despite operating under difficult market conditions.

Additionally, we believe that our stock remained undervalued throughout the year, thus, during 2023 we repurchased shares for an aggregate of $4.4 million, which had an accretive effect to the company’s net asset value per share, reinforcing our commitment to shareholder value. On March 11, 2024, our board of directors authorized a renewed stock repurchase program of up to $10 million for an approximately one-year period. As a result of our strong financial performance during the year, the board of directors was able to approve a dividend of $0.69 per share for the first quarter of 2024, an increase of $0.01 per share as compared to the first quarter of 2023. As we step forward into 2024, we believe we have a robust pipeline, and are favorably positioned to take advantage of new investment opportunities that arise, while continuing to be highly selective in our investment and capital deployment process. We remain confident in our strategy and believe it will allow us to continue to deliver strong results and returns for our shareholders.”

[1]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase price discount accounting in connection with the Garrison Capital Inc. (“GARS”) and Harvest Capital Credit Corporation (“HCAP”) mergers. Portman Ridge believes presenting core investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

Selected Financial Highlights for Full Year 2023

•

Total investment income for the year ended 2023 was $76.3 million, of which $63.5 million was attributable to interest income from the Debt Securities Portfolio. This compares to total investment income of $69.6 million for the year ended 2022, of which $55.8 million was attributable to interest income from the Debt Securities Portfolio.

•

Core investment income for the full year 2023, excluding the impact of purchase price accounting, was $74.5 million, an increase of $10.3 million as compared to core investment income of $64.2 million for full year 2022.

•

Net investment income (“NII”) for full year 2023 was $34.8 million ($3.66 per share) as compared to $28.9 million ($3.00 per share) for the full year 2022. The year-over-year increase was largely due to the $5.3 million expense reimbursement from the Company’s investment adviser in the fourth quarter.

•

Net asset value (“NAV”) as of December 31, 2023, was $213.5 million ($22.76 per share), an increase of $0.11 per share as compared to $214.8 million ($22.65 per share) for the third quarter of 2023. This compares to $232.1 million ($24.23 per share) as of December 31, 2022. The quarter-over-quarter increase in NAV per share, despite total NAV decreasing slightly, was predominantly driven by the repurchase of 101,680 shares during the fourth quarter.

•

Non-accruals on debt investments, as of December 31, 2023, were seven debt investments representing 1.3% and 3.2% of the Company’s investment portfolio at fair value and amortized cost, respectively. This compares to eight debt investments representing 1.6% and 3.6% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of September 30, 2023, and four debt investments representing 0.0% and 0.6% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of December 31, 2022.

•

Total investments at fair value as of December 31, 2023, was $467.9 million; when excluding CLO funds, Joint Ventures, and short-term investments, these investments are spread across 27 different industries and 100 different entities with an average par balance per entity of approximately $3.1 million. This compares to $576.5 million of total investments at fair value as of December 31, 2022, comprised of investments in 31 different industries and 119 different entities, with an average par balance per entity of approximately $3.3 million.

•	Weighted average contractual interest rate on our interest earning Debt Securities Portfolio as of December 31, 2023 was approximately 12.5%.

•

Par value of outstanding borrowings, as of December 31, 2023, was $325.7 million with an asset coverage ratio of total assets to total borrowings of 165%. On a net basis, leverage as of December 31, 2023 was 1.19x2 compared to net leverage of 1.49x3 as of December 31, 2022.

Other Updates

The Company is pleased to announce that Brandon Satoren has been appointed by the Company’s board of directors as the new Chief Financial Officer, Secretary and Treasurer of the Company, effective April 1, 2024. Mr. Satoren, 35, currently serves as the Chief Accounting Officer of Logan Ridge Finance Corporation as well as other registered investment companies within the broader BC Partners Credit platform and has over 14 years of experience in the asset management industry. Mr. Satoren joined BC Partners Advisors LP, an affiliate of the Company’s investment adviser, in May 2021 as a member of the Credit Control team. In this role, he is responsible for directing accounting policy, execution and oversight of financial and non-financial reporting process, as well as other various finance, operations, governance and compliance

[2]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. Portman Ridge believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $71.6 million and $33.1 million of cash and cash equivalents and restricted cash for the quarters ended December 31, 2023 and December 31, 2022, respectively. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial condition.

responsibilities for BC Partners’ credit strategies. Prior to joining BC Partners Advisors LP, Mr. Satoren previously was a Vice President and Controller at PennantPark, a Vice President at AQR Capital Management, LLC and a Manager at PricewaterhouseCoopers LLP. He earned a Bachelor of Science in Accounting from the University of Central Florida in 2010. Mr. Satoren is a Certified Public Accountant licensed to practice in Colorado and is a member of the American Institute of Certified Public Accountants.

On March 11, 2024, the board of directors of Portman Ridge received and accepted the resignation of Jason Roos, Chief Financial Officer, Secretary and Treasurer of the Company, effective April 1, 2024. Mr. Roos’ decision to resign is not related to any disagreement relating to the Company’s accounting, strategy, management, operations, policies, regulatory matters, or practices (financial or otherwise). Mr. Roos will continue to support the executive team in an advisory capacity for an extended period of time.

Results of Operations

Operating results for the years ended December 31, 2023, and December 31, 2022, were as follows:

	For the Year Ended December 31,
	2023	2022
Total investment income	$76,315	$69,614

Net expenses(1)	41,542	40,724

Net Investment Income	34,773	28,890

Net realized gain (loss) on investments	(26,766)	(31,185)

Net unrealized gain (loss) on investments	3,322	(17,915)

Tax (provision) benefit on realized and unrealized gains (losses) on investments	$414	$(786)

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	$(23,030)	$(49,886)

Realized gains (losses) on extinguishments of debt	$(362)	$—

Net Increase (Decrease) in Net Assets Resulting from Operations	$11,381	$(20,996)

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$1.20	$(2.18)
Net Investment Income Per Common Share:
Basic and Diluted:	$3.66	$3.00
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	9,509,396	9,634,468

(1)

During the year ended December 31, 2023, the Company received a reimbursement from its investment adviser of $5.3 million, inclusive of interest, for expenses relating to certain administrative transition services.

Investment Income

The composition of our investment income for the years ended December 31, 2023, and 2022 was as follows:

	For the Year Ended December 31,
($ in thousands)	2023	2022
Interest from investments in debt excluding accretion	$54,631	$44,771
Purchase discount accounting	1,774	5,425
PIK Investment Income	7,068	5,608
CLO Income	1,998	4,044
JV Income	8,948	8,591
Service Fees	1,896	1,175

Investment Income	$76,315	$69,614

Less : Purchase discount accounting	$(1,774)	$(5,425)

Core Investment Income	$74,541	$64,189

Fair Value of Investments

The composition of our investment portfolio as of December 31, 2023 and December 31, 2022 at cost and fair value was as follows:

($ in thousands)	December 31, 2023			December 31, 2022
Security Type	Cost/Amortized Cost	Fair Value	%(¹)	Cost/Amortized Cost	Fair Value	%(¹)
Senior Secured Loan	$356,358	$340,159	73	$435,856	$418,722	73
Junior Secured Loan	53,888	38,875	8	65,776	56,400	10
Senior Unsecured Bond	416	43	0	416	43	0
Equity Securities	31,280	20,533	4	28,848	21,905	4
CLO Fund Securities	9,103	8,968	2	34,649	20,453	3
Asset Manager Affiliates(2)	17,791	—	—	17,791	—	—
Joint Ventures	71,415	59,287	13	68,850	58,955	10
Derivatives	31	—	—	31	—	—

Total	$540,282	$467,865	100%	$652,217	$576,478	100%

[1]	Represents percentage of total portfolio at fair value
[2]	Represents the equity investment in the Asset Manager Affiliates

Liquidity and Capital Resources

As of December 31, 2023, the Company had $325.7 million (par value) of borrowings outstanding at a current weighted average interest rate of 7.0%, of which $108.0 million par value had a fixed rate and $217.7 million par value had a floating rate. This balance was comprised of $92.0 million of outstanding borrowings under the Senior Secured Revolving Credit Facility, $125.7 million of 2018-2 Secured Notes due 2029, and $108.0 million of 4.875% Notes due 2026.

As of December 31, 2023 and December 31, 2022, the fair value of investments and cash were as follows:

($ in thousands)
Security Type	December 31, 2023	December 31, 2022
Cash and cash equivalents	$26,912	$5,148
Restricted Cash	44,652	27,983
Senior Secured Loan	340,159	418,722
Junior Secured Loan	38,875	56,400
Senior Unsecured Bond	43	43
Equity Securities	20,533	21,905
CLO Fund Securities	8,968	20,453
Asset Manager Affiliates	—	—
Joint Ventures	59,287	58,955
Derivatives	—	—

Total	$539,429	$609,609

As of December 31, 2023, the Company had unrestricted cash of $26.9 million and restricted cash of $44.7 million. This compares to unrestricted cash of $14.9 million and restricted cash of $18.8 million as of September 30, 2023, and unrestricted cash of $5.1 million and restricted cash of $28.0 million as of December 31, 2022. As of December 31, 2023, the Company had $23 million of available borrowing capacity under the Senior Secured Revolving Credit Facility, and no remaining borrowing capacity under the 2018-2 Secured Notes.

Interest Rate Risk

The Company’s investment income is affected by fluctuations in various interest rates, including SOFR and prime rates.

As of December 31, 2023, approximately 89.7% of our Debt Securities Portfolio at par value were either floating rate with a spread to an interest rate index such as SOFR or the PRIME rate. 77.4% of these floating rate loans contain SOFR floors ranging between 0.50% and 2.50%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or lowering interest rates, the cost of the portion of debt associated with the 4.875% Notes Due 2026 would remain the same, given that this debt is at a fixed rate, while the interest rate on borrowings under the Revolving Credit Facility would fluctuate with changes in interest rates.

Generally, the Company would expect that an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$1,508	$3,017	$4,525
Decrease in interest rate	$(1,508)	$(3,017)	$(4,525)

Conference Call and Webcast

We will hold a conference call on March 14, 2024, at 9:00 am Eastern Time to discuss our fourth quarter and full year 2023 financial results. To access the call, stockholders, prospective stockholders and analysts should dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 4194885.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.portmanridge.com in the Investor Relations section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/z9pgs7ne. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors, LP.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over €40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit https://www.bcpartners.com/.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of Portman Ridge Finance Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”,

“contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions, including but not limited to the impact of inflation; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions, including but not limited to the impact of the COVID-19 pandemic, and their impact on the industries in which we invest; and (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd floor

New York, NY 10022

info@portmanridge.com

Jason Roos

Jason.Roos@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Val Ferraro

vferraro@equityny.com

(212) 836-9633

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2023	December 31, 2022
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost: 2023 - $426,630; 2022 - $518,699)	$398,325	$483,698
Non-controlled affiliated investments (amortized cost: 2023 - $55,611; 2022 - $75,196)	55,222	73,827
Controlled affiliated investments (cost: 2023 - $58,041; 2022 - $58,322)	14,318	18,953

Total Investments at Fair Value (cost: 2023 - $540,282; 2022 - $652,217)	$467,865	$576,478
Cash and cash equivalents	26,912	5,148
Restricted cash	44,652	27,983
Interest receivable	5,162	4,828
Receivable for unsettled trades	573	1,395
Due from affiliates	1,534	930
Other assets	2,541	2,724

Total Assets	$549,239	$619,486

LIABILITIES
2018-2 Secured Notes (net of discount of: 2023 - $712; 2022 - $1,226)	$124,971	$176,937
4.875% Notes Due 2026 (net of discount of: 2023 - $1,225; 2022 - $1,704; net of deferred financing costs of: 2023 - $561; 2022 - $818)	106,214	105,478
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of: 2023 - $775; 2022 - $1,107)	91,225	90,893
Payable for unsettled trades	520	1,276
Accounts payable, accrued expenses and other liabilities	4,252	4,614
Accrued interest payable	3,928	3,722
Due to affiliates	458	900
Management and incentive fees payable	4,153	3,543

Total Liabilities	$335,721	$387,363
COMMITMENTS AND CONTINGENCIES (NOTE 8)
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 9,943,385 issued, and 9,383,132 outstanding at December 31, 2023, and 9,916,856 issued, and 9,581,536 outstanding at December 31, 2022	$94	$96
Capital in excess of par value	717,835	736,784
Total distributable (loss) earnings	(504,411)	(504,757)

Total Net Assets	$213,518	$232,123

Total Liabilities and Net Assets	$549,239	$619,486

Net Asset Value Per Common Share	$22.76	$24.23

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Year Ended December 31,
	2023	2022	2021
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$55,675	$51,090	$60,236
Non-controlled affiliated investments	2,728	3,150	4,775

Total interest income	$58,403	$54,240	$65,011
Payment-in-kind income:
Non-controlled/non-affiliated investments (2)	$6,662	$4,950	$3,355
Non-controlled affiliated investments	406	477	166
Controlled affiliated investments	—	181	—

Total payment-in-kind income	$7,068	$5,608	$3,521
Dividend income:
Non-controlled affiliated investments	$6,764	$4,450	$4,006
Controlled affiliated investments	2,184	4,141	5,170

Total dividend income	$8,948	$8,591	$9,176
Fees and other income:
Non-controlled/non-affiliated investments	$1,882	$1,135	$2,378
Non-controlled affiliated investments	14	40	—

Total fees and other income	$1,896	$1,175	$2,378

Total investment income	$76,315	$69,614	$80,086

EXPENSES
Management fees	$7,452	$8,349	$7,916
Performance-based incentive fees	7,374	6,126	7,075
Interest and amortization of debt issuance costs	25,306	17,701	13,644
Professional fees	2,629	3,400	3,660
Administrative services expense	2,377	3,364	3,219
Other general and administrative expenses	1,713	1,784	2,568

Total expenses	$46,851	$40,724	$38,082

Expense reimbursement	$(5,309)	$—	$—

Net expenses	$41,542	$40,724	$38,082

NET INVESTMENT INCOME	$34,773	$28,890	$42,004

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from investment transactions
Non-controlled/non-affiliated investments	$(26,334)	$(28,893)	$(4,397)
Non-controlled affiliated investments	(399)	(197)	139
Controlled affiliated investments	(33)	—	—
Derivatives	—	(2,095)	—

Net realized gain (loss) on investments	$(26,766)	$(31,185)	$(4,258)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	$6,696	$(8,298)	$(8,047)
Non-controlled affiliated investments	980	(1,428)	282
Controlled affiliated investments	(4,354)	(10,601)	625
Derivatives	—	2,412	(1,303)

Net unrealized gain (loss) on investments	$3,322	$(17,915)	$(8,443)

Tax (provision) benefit on realized and unrealized (gains) losses on investments	$414	$(786)	$(1,442)

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	$(23,030)	$(49,886)	$(14,143)

Realized gains (losses) on extinguishments of debt	$(362)	$—	$(1,835)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$11,381	$(20,996)	$26,026

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share (1):
Basic and Diluted:	$1.20	$(2.18)	$3.05
Net Investment Income Per Common Share (1):
Basic and Diluted:	$3.66	$3.00	$4.92
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted (1)	9,509,396	9,634,468	8,536,079

(1)

The Company completed a Reverse Stock Split of 10 to 1 effective August 26, 2021, the weighted average shares outstanding and per share values have been adjusted retroactively to reflect the split for all periods presented.

(2)	During the year ended December 31, 2023, the Company received $610.2 thousand of non-recurring fee income that was paid in-kind and included in this financial statement line item.